Exhibit 8.1

WARD AND SMITH, P.A.
ATTORNEYS AT LAW

January 9, 2003

Board of Directors
MountainBank Financial Corporation
201 Wren Drive
Hendersonville, NC 28792

Board of Directors
Cardinal Bankshares Corporation
101 Jacksonville Circle
Floyd, VA 24091

RE:	Merger of Cardinal Bankshares Corporation into

MountainBank Financial Corporation

Our File 010146-0019-001

Ladies and Gentlemen:

We have acted as special counsel to MountainBank Financial Corporation (“MFC”) in connection with that certain proposed transaction to be consummated pursuant to the terms of and as described in the Agreement and Plan of Reorganization and Merger by and between MFC and Cardinal Bankshares Corporation (“Cardinal”) dated June 20, 2002, as amended as of September 25, 2002 and January 8, 2003 (collectively, the “Agreement”) which has been adopted by the Boards of Directors of MFC and Cardinal, and which Agreement is incorporated herein by reference. For purposes of this opinion, all capitalized terms, unless specifically defined herein, will have the same meaning as those terms in the Agreement.

Pursuant to the Agreement, Cardinal will be merged with and into MFC (“Merger”). In the Merger, all of the assets and liabilities of Cardinal will be transferred to MFC in exchange for shares of MFC Common Stock and MFC Series B Preferred Stock. In the Merger and in exchange for each share of Cardinal Stock, each Cardinal shareholder shall receive (a) a number of shares of MFC Common Stock (rounded to four decimal places) equal to $12.00 divided by the “Market Value,” as defined in the Agreement, and (b) one (1) share of MFC Series B Preferred Stock. For purposes of this opinion, we have assumed that the Merger will be consummated in full compliance with all of the terms and conditions of the Agreement and as described in MFC’s Registration Statement on Form S-4, as amended (Registration No. 333-100098).

120 WEST FIRE TOWER ROAD WINTERVILLE, NC 28590
MAILING ADDRESS: PO BOX 8088 GREENVILLE, NC 27835-8088

GREENVILLE	NEW BERN	RALEIGH	WILMINGTON
(252) 215-4000	(252) 672-5400	(919) 836-4260	(910) 794-4800

WARD AND SMITH, P.A.

January 9, 2003

As part of the Merger, Articles of Merger will be filed with both the North Carolina Secretary of State and the Virginia State Corporation Commission effecting the merger of Cardinal into MFC. Cash will be given to Cardinal shareholders by MFC in lieu of fractional shares of MFC Common Stock. Cardinal stockholders who dissent from the Merger, if any, will receive cash for their Cardinal Stock pursuant to Title 13.1, Chapter 9, Article 15 of the Code of Virginia.

Following the Merger, the separate existence of Cardinal will terminate, and MFC will acquire all of the assets and assume all of the liabilities of Cardinal. MFC will continue to exist as a North Carolina business corporation registered with the Federal Reserve Board as a bank holding company, will continue to be regulated by the North Carolina Commissioner of Banks and the Federal Reserve Board, and will be regulated by the Virginia Bureau of Financial Institutions. MFC will continue to be managed by its current Board of Directors and management, although additional directors will be added to the board.

Immediately prior to the Merger, Cardinal will own all of the stock of Bank of Floyd (“Floyd”), and Floyd will own all of the stock of FBC, Inc. Immediately following the Merger, Floyd will be a wholly-owned subsidiary of MFC, and MFC will own all of the outstanding shares of Floyd stock. Further, and immediately following the Merger, FBC, Inc. will continue to be a wholly-owned subsidiary of Floyd and will be a second tier subsidiary of MFC. The Merger will not interrupt the presently conducted business of Floyd or FBC, Inc.

The Agreement is subject to approval of the shareholders of Cardinal and the shareholders of MFC. Separate meetings of the shareholders of MFC and of Cardinal will be held to vote on the Agreement. The consummation of the Merger is subject to approval by the Virginia State Corporation Commission/Bureau of Financial Institutions and the Federal Reserve Board. We understand that applications for those approvals are being filed, and each approval will be conditioned upon all other approvals remaining in effect through the consummation of the Merger. We understand that the management of Cardinal and MFC know of no reason why all such approvals will not be obtained.

MFC has requested our opinion with respect to the federal income tax consequences of the Merger. In our capacity as special counsel to MFC, we have examined a copy of the Agreement, and such other documents as we have deemed necessary to enable us to express the opinions set forth below. In the course of our examination, we have assumed, without undertaking to verify, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of documents submitted to us as copies, and the correctness of all statements of fact contained therein.

In issuing the opinions set forth below, we have assumed the accuracy of certain factual representations of MFC, which are set forth in a letter from MFC to us dated January 8, 2003, which letter is incorporated herein by reference. We also have assumed the accuracy of certain factual representations of Cardinal, which are set forth in a letter from Cardinal to us dated

WARD AND SMITH, P.A.

January 9, 2003

January 8, 2003, which letter is incorporated herein by reference. Based on the foregoing, our opinions with respect to the federal income tax consequences of the Merger are set forth below:

1.
The Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). MFC and Cardinal each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.
Neither MFC nor Cardinal will recognize gain or loss by reason of the Merger, except that gain or loss may be recognized resulting from the recapture of tax attributes, including without limitation, the recapture of the bad debt reserves.

3.
No gain or loss will be recognized by Cardinal’s shareholders upon the receipt of MFC Common Stock and MFC Series B Preferred Stock solely in exchange for their Cardinal Stock in the Merger (except to the extent they receive cash in lieu of fractional shares of MFC Common Stock or in connection with their exercise of statutory dissenters’ rights under Virginia law).

4.
The aggregate basis of the MFC Common Stock and MFC Series B Preferred Stock received by each Cardinal shareholder who receives MFC Common Stock and MFC Series B Preferred Stock in the Merger (including any fractional shares of MFC Common Stock such Cardinal shareholder may be deemed to receive for which cash will be issued) will be the same as that shareholder’s basis in the shares of Cardinal Stock surrendered in exchange for the MFC Common Stock and MFC Series B Preferred Stock.

5.
The holding period of the MFC Common Stock and MFC Series B Preferred Stock received by each Cardinal shareholder in the Merger (including any fractional shares of MFC Common Stock such Cardinal shareholder may be deemed to receive for which cash will be issued) will include the holding period for which the Cardinal Stock surrendered in exchange therefor was considered to be held, provided that the Cardinal Stock is held as a capital asset by such Cardinal shareholder upon consummation of the Merger.

No opinion is expressed with regard to the following:

1.	The tax treatment of any aspect of the Merger that is not specifically set forth and addressed in the foregoing opinions.

2.
Whether, as a result of the Merger, any gain or loss may be recognized by MFC or Cardinal resulting from the recapture of any tax attributes of MFC or Cardinal, including, without limitation, the recapture of bad debt reserves.

WARD AND SMITH, P.A.

January 9, 2003

3.
The tax treatment of any cash amount received by a Cardinal shareholder or an MFC shareholder who dissents from the Merger, and the tax treatment of any cash amount received by a Cardinal shareholder in lieu of fractional shares of MFC Common Stock.

4.	Any aspect, tax or otherwise, of the Merger to any person or entity other than MFC, Cardinal, and the shareholders of Cardinal.

5.
The tax treatment of any change, conversion, termination, or any other aspect of any retirement plan or any other employee or director benefit or compensation plan of MFC, Cardinal, Floyd, or FBC, Inc., relating to, or arising from, the Merger.

6.	The North Carolina, Virginia, or any other state, local, or foreign tax consequences of the Merger to any person or entity.

7.
Whether the MFC Series B Preferred Stock received by Cardinal shareholders in the Merger is “Section 306 stock” for purposes of the Code, and, if it is, the tax consequences of any dispositions by such Cardinal shareholders of the MFC Series B Preferred Stock.

8.	The tax consequences, following the Merger, to any MFC shareholder who converts MFC Series B Preferred Stock into MFC Common Stock.

The foregoing opinion is based upon our interpretation of (i) applicable provisions of the Code and other statutory provisions; (ii) proposed, temporary, and final regulations construing such statutory provisions; (iii) revenue rulings and revenue procedures; (iv) tax treaties and regulations thereunder, and Treasury Department and other official explanations of such treaties; (v) court cases; (vi) Congressional intent as reflected in committee reports, joint explanatory statements of managers included in conference committee reports, and floor statements made prior to enactment by one of a bill’s managers; (vii) General Explanations of tax legislation prepared by the Joint Committee on Taxation (the “Blue Book”); (viii) private letter rulings and technical advice memoranda issued after October 31, 1976; (ix) actions on decisions and general counsel memoranda issued after March 12, 1981 (as well as general counsel memoranda published in pre-1955 volumes of the Cumulative Bulletin); (x) Internal Revenue Service (“IRS”) information or press releases; and (xi) notices, announcements, and other administrative pronouncements published by the IRS in the Internal Revenue Bulletin. Developments in any or all of the foregoing, whether it be legislation, regulations, revenue rulings, revenue procedures, court decisions, or otherwise may have a retroactive effect and may have a material adverse effect on the opinions expressed herein. We express no opinion as to what such new developments will be or may be or what effect such new developments may have. No responsibility is undertaken by us to provide notice to you of any such new developments that may arise after the date of this opinion.

WARD AND SMITH, P.A.

January 9, 2003

This opinion is not a guarantee of any tax consequences discussed herein or otherwise. The opinions expressed herein are not binding upon the IRS or the courts. The IRS may challenge and may litigate successfully any tax issue discussed above. This opinion does not constitute or represent an agreement on behalf of the undersigned to undertake to defend or indemnify MFC, Cardinal, or any shareholder of either in the event any issue discussed above is challenged or successfully contested by the IRS.

Our opinions expressed herein are rendered to the addressees and Cardinal shareholders alone in connection with the transactions described herein, and they may not be relied upon, quoted, or used for any other purpose or by any person or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to MFC’s Registration Statement on Form S-4, as amended (Registration No. 333-100098). We also consent to the reference to Ward and Smith, P.A. under the caption “Material Income Tax Consequences” in the Joint Proxy Statement/ Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rule and regulations promulgated thereunder by the Securities and Exchange Commission.

Yours very truly,

/s/ WARD AND SMITH, P.A.

WARD AND SMITH, P.A.